FILED PURSUANT TO RULE 433

File No. 333-216372

CITIGROUP INC.

$1,000,000,000

3.878% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2039

AMENDED

Terms and Conditions

Issuer:	Citigroup Inc.

Ratings*:	Baa1 / BBB+ / A (Positive Outlook / Stable Outlook / Stable Outlook) (Moody’s / S&P / Fitch)

Ranking:	Senior

Trade Date:	January 17, 2018

Settlement Date:	January 24, 2018 (T+5 days)

Maturity:	January 24, 2039

Par Amount:	$1,000,000,000

Treasury Benchmark:	2.750% due August 15, 2047

Treasury Price:	$97-27

Treasury Yield:	2.858%

Re-offer Spread to Benchmark:	T30+102 bp

Re-offer Yield:	3.878%

Fixed Rate Coupon:	3.878%, payable semiannually in arrears from and including the Settlement Date to, but excluding, January 24, 2038 (the “fixed rate period”).

Floating Rate Coupon:	An annual floating rate equal to three-month USD LIBOR plus 1.168%, payable quarterly in arrears from and including January 24, 2038 (the “floating rate period”).

Floating Rate:	3 month USD –BBA–LIBOR Reuters LIBOR01

Public Offering Price:	100.000%

Net Proceeds to Citigroup:	$991,250,000 (before expenses)

Interest Payment Dates:	During the fixed rate period, each of January 24 and July 24, beginning July 24, 2018, and during the floating rate period, each of April 24, 2038, July 24, 2038, October 24, 2038, and January 24, 2039, beginning on April 24, 2038. Following business day convention during the fixed rate period. Modified following business day convention during the floating rate period. Business days New York.

Day Count:	30/360 during the fixed rate period, Actual/360 during the floating rate period

Defeasance:	Applicable. Provisions of Sections 12.02 and 12.03 of the Indenture apply

Redemption at Issuer Option:

We may redeem the notes, at our option, in whole at any time or in part from time to time, on or after July 24, 2018 and prior to January 24, 2038 upon at least 15 days’ but no more than 60 days’ notice to holders of the notes, at a redemption price equal to the sum of (i) 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption; and (ii) the Make-Whole Amount (as defined in the Issuer’s Prospectus dated August 4, 2017 (the “Prospectus”)), if any, with respect to such notes. The Reinvestment Rate (as defined in the Prospectus) will equal the Treasury Yield defined therein calculated to January 24, 2038, plus 0.200%.

We may redeem the notes, at our option, (i) in whole, but not in part, on January 24, 2038, or (ii) in whole at any time or in part from time to time, on or after July 24, 2038 upon at least 15 days’ but no more than 60 days’ notice to holders of the notes at a redemption price equal to the sum of 100% of the principal amount of the notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the date of redemption.

CITIGROUP INC.

$1,000,000,000

3.878% FIXED RATE / FLOATING RATE CALLABLE SENIOR NOTES DUE 2039

Redemption for Tax Purposes:	We may redeem the notes, at our option, in whole at any time, but not in part at a redemption price equal to 100% of the principal amount of the notes plus accrued and unpaid interest thereon to, but excluding, the date of redemption, if, as a result of changes in U.S. tax law, withholding tax or information reporting requirements are imposed on payments on the notes to non-U.S. persons.

Sinking Fund:	Not applicable

Listing:	Application will be made to list the notes on the regulated market of the Luxembourg Stock Exchange

Minimum Denominations/Multiples:	$1,000 / multiples of $1,000 in excess thereof

CUSIP:	172967LU3

ISIN:	US172967LU33

Sole Book Manager:	Citigroup Global Markets Inc.

Senior Co-Managers (1.50% each):

BBVA Securities Inc.

Capital One Securities, Inc.

Lloyds Securities Inc.

nabSecurities, LLC

Nomura Securities International, Inc.

PNC Capital Markets LLC

TD Securities (USA) LLC

UniCredit Capital Markets LLC

Junior Co-Managers:

Bank of China Limited, London Branch

CIBC World Markets Corp.

Commerz Markets LLC

Drexel Hamilton, LLC

ICBC Standard Bank Plc

Imperial Capital, LLC

Industrial and Commercial Bank of China Limited, Singapore Branch

Loop Capital Markets LLC

MFR Securities, Inc.

Mischler Financial Group, Inc.

Mizuho Securities USA LLC

R. Seelaus & Co., Inc.

RBC Capital Markets, LLC

Scotia Capital (USA) Inc.

SG Americas Securities, LLC

SMBC Nikko Securities America, Inc.

SunTrust Robinson Humphrey, Inc.

U.S. Bancorp Investments, Inc.

Westpac Capital Markets, LLC

*	Note: A securities rating is not a recommendation to buy, sell, or hold securities and may be subject to revision or withdrawal at any time.

Citigroup Inc. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and the other documents Citigroup has filed with the SEC for more complete information about Citigroup and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. The file number for Citigroup’s registration statement is No. 333-216372. Alternatively, you can request the prospectus by calling toll-free in the United States 1-800-831-9146.